Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 29, 2020, with respect to the consolidated financial statements of Chisholm Energy Holdings, LLC incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Earthstone Energy, Inc. for the registration of 3,857,015 shares of its common stock.

/s/ Ernst & Young LLP
Fort Worth, Texas
September 2, 2022